Exhibit 5.5

Your Ref: Our Ref: Please Respond To:	SNQ/snq/21974.0019/25 Steven Quayle	Telephone No.:	+44 1624 638300

		Fax No.:	+44 1624 638333

		Direct Dial:	+44 1624 638314

		Direct Email:	snq@cains.co.im

20 May 2004

Ship Finance International Limited

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton

HM 08 Bermuda

Dear Sirs,

Golden Current Limited (“Golden”)

Oscilla Shipping Ltd (“Oscilla”)

(together the “Companies” and each a “Company”)

Preliminary

1.                                       We are a firm of Advocates practising in the Isle of Man and are qualified to give you this legal opinion under Isle of Man law.

Documents Examined

2.                                       For the purpose of giving this opinion we have examined copies of the following documents (but no others):

2.1                                 an Indenture dated as of 18 December 2003 (the “Primary Indenture”) made between Ship Finance International Limited (“Ship Finance”) and Wilmington Trust Company as Trustee (as defined therein) (the “Trustee”);

2.2                                 a draft Supplemental Indenture in the form set out at Exhibit C of the Primary Indenture to be made among, inter alios, Golden, Ship Finance and the Trustee attached to an email from Edward Horton of Seward & Kissel LLP to Steven Quayle of Cains received at 18:41 hours on 17 December 2003 (the “Email”) (the “Golden Indenture”);

2.3                               a draft Supplemental Indenture in the form set out at Exhibit C of the Primary Indenture to be made among, inter alios, Oscilla, Ship Finance and the Trustee attached to the Email (the “Oscilla Indenture”);

Postal Address:  PO Box 207, Douglas, Isle of Man  IM99  ITP

DX:  134795 Isle of Man                  Email:  law@cains.co.im          Web site:  www.cains.co.im

Directors: A J Corlett, R V Vanderplank, J R G Walton, S F Caine, P B Clucas

Associates:  A J Baker*, M J Pinson*,  M I Polson*,  A J Fingret*,  R I Colquitt, T D Maher,  S J Harding,   G Q Kermeen,  D J Bermingham,

J C Hill*,  M T Edwards,  C M Brooks,  B P F Hughes*,  M C Barrett,  S R Cranshaw,  K L Shea  Consultant: P M Saunders

* English Solicitor

Cains is the trading name of Cains Advocates Limited, an incorporated legal practice in the Isle of Man with registered number 102780C.

Registered Office; 15-19 Athol Street, Douglas, Isle of Man   IMI   1LB

2.4                                 the current Memorandum and Articles of Association of Golden appearing on the file of Golden maintained by the Isle of Man Financial Supervision Commission (the “FSC”) at its Companies Registry on the search date (as defined below);

2.5                                 the current Memorandum and Articles of Association of Oscilla appearing on the file of Oscilla maintained by the FSC at its Companies Registry on the search date;

2.6                                 minutes of meetings of the Board of Directors of Golden held on 13 May 2004 and 20 May 2004;

2.7                                 minutes of meetings of the Board of Directors of Oscilla held on 13 May 2004 and 20 May 2004;

2.8                                 a Directors’ and Secretary’s Certificate in respect of Golden dated 20 May 2004; and

2.9                                 a Directors’ and Secretary’s Certificate in respect of Oscilla dated 20 May 2004.

For the purposes of this letter:

(a)                                 the Golden Indenture and the Oscilla Indenture are together referred to as the “Documents”;

(b)                                the documents listed in paragraphs 2.6 and 2.7 above are together referred to as the “Minutes”; and

(c)                                 the documents listed in paragraphs 2.8 and 2.9 above are together referred to as the “Certificates”.

Searches

3.                                       On 20 May 2004 (the “search date”) we procured a search of the file maintained by the FSC in relation to each Company.

Isle of Man Law

4.                                       We have not investigated the laws of any jurisdiction other than the Isle of Man and this opinion is given only with respect to the currently applicable laws of the Isle of Man and is given on the basis that it will be governed by and construed in accordance with such laws.

Assumptions

5.             For the purposes of giving this opinion, we have:

5.1                                 assumed the genuineness of all signatures; the capacity of all signatories; the authenticity and completeness of all documents submitted to us as originals; the conformity with original documents and completeness of all documents submitted to us as copies;

5.2                                 assumed that we have been provided with copies or originals of all documents which are relevant to the transaction governed by, or referred to in, the Documents or which might affect the opinions expressed in this letter; and

5.3                                 relied upon the certifications contained in the Certificates.

Opinion

6.                                      On the basis of the above assumptions and reliance and subject to any matters not disclosed to us, we are of the opinion that each Company has passed all necessary resolutions to authorise the execution, delivery and performance of the Document to which it is to be a party.

Reliance

7.                                       This opinion is addressed to you and may be relied upon by you and your legal advisers.  This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Documents or any of them or the transactions or documents referred to therein.

Consent

8.                                       We hereby consent to the filing of this opinion as an exhibit to Ship Finance’s Registration Statement on Form F-4 to be filed with the United States Securities and Exchange Commission with respect to the Ship Finance’s 8.5 percent senior notes due 2013 and the guarantees contained in the Documents, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Yours faithfully,

/s/ CAINS

CAINS